UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549
FORM 4
          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( )  Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1.  Name and Address of Reporting Person
    Teubner, Russ

    5717 Woodlake Dr.
    Stillwater, OK 74074
    USA
2.  Issuer Name and Ticker or Trading Symbol
    TMS, Inc./TMSS

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    November 2000

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X) Director ( ) 10% Owner ( ) Officer (give title below) ( )
    Other
     (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person



_______________________________
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially owned
______________________________________________________________________________________________________________________
1. Title of Security            |2.           |3.             |4.Securities Acquired |(A)  |5.Amount of    |6.Dir   |7.Nature of
                                                                                                                    Indirect
                                |Transaction  |Transaction    |or Disposed of (D)          |Securities     |ect     |Beneficial
                                                                                                                    Ownership
                                |Date         |Code           |                            |Beneficially   |(D)or   |
                                |             |        |      |         |(A)|/  |          |Owned at       |Indir   |
                                |             |Code    |V     |Amount   |(D)    |Price     |End of Month   |ect(I)  |
                                                                                                           |
______________________________________________________________________________________________________________________
                                |             |        |      |         |       |          |               |        |
                                |             |        |      |         |       |          |               |
Common Stock, $.05 par value    |11/30/00     |P       |      |12,450   |A      |.25       |677,450        |D       |
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______________________________________________________________________________________________________________________
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  Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
_______________________________________________________________________________________________________________________
1.Title of  |2.Con-   |3.          |4.           |5.Number  |6.Date        |7.Title     |8.Price  |9.Number     |10.    |11.Nature
Derivative                                       |of De     |Exer          |and Amount                                  of
  Security  |version  |Transaction |Transaction  |rivative  |cisable and   |  of        |of Deri  |of Deriva    |Dir    |Indirect
                                                 |Secu                     |Underlying
            |or Exer  |Date        |      |      |rities    |Expiration    |Securities  |vative   |tive         |ect    |Beneficial
                                                 |Acqui
            |cise     |            |      |      | red(A)   |Date(Month/   |            |Secu     |Securities   |(D)|
                                                 |or Dis                                                        |Owner
                                                                                                                |ship
            |Price    |            |      |      |posed     |Day/Year)     |            |rity     |Benefi       |or
            |of                                  |of(D)
            |Deriva-  |(Month/     |      |      |          |Date   |Expi  |Title       |Amount   |ficially     |Ind
                                                                    rat-                |or
            |tive     |Day/        |      |      | (A)|/    |Exer-  |ion   |            |Number   |Owned at     |ire
            |Secu-    |Year)       |      |      | (D)      |cisa-  |Date  |            |of       |End of       |ct
                                                                                        |Shares
            |rity     |            |Code  |V     |          |ble    |      |            |         |Month        |(I)
_______________________________________________________________________________________________________________________
            |         |            |      |      |     |    |       |      |            |         |             |       |


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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Russell Teubner
November 30, 2000